Exhibit 10.72

Execution Copy

TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT, made as of this 1st day of August, 2005 (this “Agreement”), by and among CONSOL Energy Inc., a Delaware corporation (“Parent”), and CNX Gas Corporation, a Delaware corporation (“Gasco”).

Recitals

A.	Parent and Gasco are members of an affiliated group (the “Group”) within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), of which Parent is the common parent corporation; and

B.	It is desired to set forth the rights and obligations of the parties with respect to consolidated tax liability of the Group, and to set forth certain other matters relating to the filing of consolidated returns and the payment of tax for the Group; and

C.	It is the intention of the parties that Gasco shall bear its fair share of the Group’s consolidated Federal income tax liability, and to the extent applicable, state income tax liability.

Now therefore, for and in consideration of the premises and mutual covenants and agreements herein contained and intending to be legally bound, each of Parent and Gasco agree as follows:

1. Definitions

As used herein, the following terms shall have the following meanings:

Adjustment shall have the meaning set forth in Section 10.

Code shall mean the Internal Revenue Code of 1986, as amended.

Deconsolidation shall have the meaning set forth in Section 13.

Federal Group Consolidated Return shall have the meaning set forth in Section 2.

Federal Income Taxes shall mean the taxes imposed by Sections 11, 55 and 59A of the Code (or any successor provisions), as well as any penalties, additions to tax and interest imposed with respect thereto.

Gasco means CNX Gas Corporation, a Delaware corporation.

Gasco Items shall have the meaning set forth in Section 10.

Gasco Stand-Alone Attribute shall have the meaning set forth in Section 6.

Gasco Subgroup shall mean the group of corporations consisting of Gasco and all corporations which would constitute an affiliated group (within the meaning of Section 1504(a) of the Code) of which Gasco was the common parent corporation were it not for the fact that Gasco is a member of the Group.

Tax Sharing Agreement

Group Consolidated Return shall have the meaning set forth in Section 2.

Group shall mean the affiliated group (within the meaning of Section 1504(a) of the Code) of which Parent is the common parent corporation.

Parent shall mean CONSOL Energy Inc. a Delaware corporation.

Post-Deconsolidation Year shall mean any taxable year which ends after a Deconsolidation.

Pre-Agreement Year shall have the meaning set forth in Section 9.

Records shall have the meaning set forth in Section 11.

Spin-Off shall have the meaning set forth in Section 13.

Stand-Alone Tax Liability shall have the meaning set forth in Section 5.

State Group Consolidated or Combined Return shall have the meaning set forth in Section 2.

State Income Tax shall mean any tax imposed by the various states or commonwealths wherein Gasco or any member of a Gasco Subgroup has a taxable presence or may be required to share in the combined tax return filed by Parent.

2. Filing of Consolidated United States Federal and State Income Tax Returns

For each taxable year in which Gasco is a member of the Group, the Group (a) shall file consolidated Federal income tax returns (“Federal Group Consolidated Returns”) and Gasco hereby consents to join in such Federal Group Consolidated Returns, and (b) may be required to file certain consolidated or combined State Income Tax returns (“State Group Consolidated or Combined Returns” and together with the Federal Group Consolidated Returns, collectively, the “Group Consolidated Returns”) and Gasco hereby consents to join in such State Group Consolidated or Combined Returns. The Parent, on behalf of the Group, shall prepare and file such Group Consolidated Returns, and shall make all remittances of Federal Income Tax and State Income Tax (including estimated tax), as required by law. Parent shall, in its sole discretion, have exclusive control over the preparation and filing of Group Consolidated Returns (including, without limitation, making any elections with respect thereto, providing, however, that any election that affects only Gasco shall be made, after consultation with Gasco, in a manner that is reasonable and fair to Gasco).

3. State and Other Tax Reporting

In the event consolidated, combined or similar reporting is available but not required for purposes of state income taxation, Parent, in its sole discretion, shall determine whether to report in such manner. In the event that such a consolidated or combined tax return is filed, Gasco’s share of consolidated or

Tax Sharing Agreement

combined tax liability shall be determined, and payments with respect thereto, shall be made in accordance with the principles of this Agreement. If consolidated or combined reporting is not available, or is not used, with respect to any tax, Gasco agrees to file such returns or reports, and to pay such amounts of tax, at the time, and in the manner, required by law.

4. Sharing of Information; Cooperation

(a) Parent and Gasco shall cooperate fully in the determination of the amount of estimated tax payments, the preparation and filing of Group Consolidated Returns, tax planning, determination of appropriate reserves for current and deferred taxes and the administration of the Group’s tax matters, including executing any consents or other documents, providing Parent with all information, and providing Parent with access to any records, that are necessary in connection with such determination, preparation, filing, planning or administration, or with any audit or examination, or which are reasonably requested by Parent in connection therewith.

5. Payments By Gasco

Each year, at the times and in the manner set forth in Section 7, Gasco shall make payments in an amount equal to Gasco’s Stand-Alone Tax Liability. For purposes of this Agreement, the “Stand-Alone Tax Liability” of Gasco shall be the amount (but not below zero) of Federal Income Tax and State Income Tax liability (in those cases where Gasco joined in the filing of a State Group Consolidated or Combined Return with the Group), which Gasco would have incurred had it filed a separate Federal Income Tax or State Income Tax return for all years subject to this Agreement (as provided in Section 9), provided, however, that the determination of Gasco’s Stand-Alone Tax Liability shall not take into account any deduction or other tax benefit attributable to the exercise of an option to purchase Parent stock by an employee of Gasco. The determination of Gasco’s Stand-Alone Tax Liability shall be made in a manner that reflects all elections, positions, and methods used in the Group Consolidated Return as actually filed (or will be filed) and otherwise shall be prepared in a manner consistent with such Group Consolidated Return. The determination of Gasco’s Stand-Alone Tax Liability shall reflect any carryovers of net operating losses, net capital losses, excess tax credits, or other tax attributes from prior years subject to this Agreement which could have been utilized by Gasco (excluding, however, those attributes utilized on a Group Consolidated Return for which a payment was made by Parent to Gasco pursuant to Section 6 hereof) if Gasco had never been included in the Group and Gasco had actually filed separate returns (prepared in a manner consistent with that set forth in this Section 5 for determining Gasco’s Stand-Alone Tax Liability), but shall not reflect any tax benefits that arise from any adjustment to a Pre-Agreement Year or carryovers of any tax attributes from a Pre-Agreement Year, regardless of whether such attributes were utilized (on audit or otherwise) on a tax return of Parent in a Pre-Agreement Year, provided, however, that in the case of any limitations on the use of net operating losses, credits or other tax attributes which, in the Group Consolidated Return as actually filed, are determined on a consolidated basis (such as the foreign tax credit limitation) or by taking into account items related to persons other than the member which generated such tax attribute (such as the limitation on the deductibility of interest expense under Code §163(j)), Gasco’s Stand-Alone Tax Liability shall be determined based on the actual amount of such limitations in the Group Consolidated Return as filed, and not by recalculating such limitations as though separate Federal income tax returns were filed. For purposes of this Agreement, the term “credit” or “tax credit” shall not include any credit for amounts of tax previously paid.

Tax Sharing Agreement

6. Use of Net Operating Losses or Credits

If, for a taxable year subject to this Agreement, a calculation of Gasco’s Stand-Alone Tax Liability in accordance with the principles of Section 5 results in a net operating loss, net capital loss, excess tax credit or other tax attribute (a “Gasco Stand-Alone Attribute”), which is actually utilized in a Group Consolidated Return (including any amendments thereto), then, within 30 days after the later of (i) the due date for the Group Consolidated Return (taking into account any extensions thereof) or (ii) the date such Gasco Stand-Alone Attribute is actually realized in cash (whether directly or by offset), Parent shall pay to Gasco an amount equal to the lesser of (x) the refund which Gasco would have received as a result of the carryback of such Gasco Stand-Alone Attribute to any prior year or years (determined as if such attributes could not be carried back to any year prior to the earliest year subject to this Agreement) or (y) the tax savings or tax benefit realized by Parent with respect to the use of such Gasco Stand-Alone Attribute in a Group Consolidated Return. All calculations of deemed refunds pursuant to this Section 6 shall include interest computed as if Gasco had filed a claim for refund or an application for a tentative carryback adjustment pursuant to Section 6411(a) of the Code on the date on which the Group Consolidated Return is filed.

7. Timing and Manner of Payments

(a) At least 5 business days before each quarterly payment of estimated Federal Income Tax or State Income Tax is due on behalf of the Group, Gasco shall provide to Parent an estimate of Gasco’s Stand-Alone Tax Liability and any other information reasonably necessary to determine the amount of Gasco’s share of such quarterly payment, based on a reasonable estimate in accordance with the principles of Section 5, and shall pay such amount to Parent.

(b) No later than 5 business days before the due date (taking into account extensions) of the Federal Group Consolidated Return or any State Group Consolidated or Combined Return for each taxable year, Gasco shall (i) determine its Stand-Alone Tax Liability for such year, (ii) shall notify Parent of such amount, and (iii) provide information to Parent as is reasonably necessary to verify such amount. To the extent such amount exceeds the amounts previously paid by Gasco pursuant to Section 7(a) for such year, Gasco shall, together with such notice, pay the difference to Parent. To the extent the amount of Gasco’s Stand-Alone Tax Liability for a year is less than the amount previously paid by Gasco pursuant to Section 7(a) for such year, Parent shall, within 5 business days of such notice, refund the difference to Gasco.

(c) In the event Parent shall dispute Gasco’s calculation of any payments due under paragraph (a) or (b) of this Section 7, Parent shall promptly so notify Gasco, and the parties shall jointly attempt to resolve such dispute. In the event the parties are unable to resolve such dispute within 10 days, the matter shall be referred to a nationally recognized accounting firm, selected by Parent and reasonably acceptable to Gasco, for resolution. The fees of such accounting firm shall be borne one-half by Parent and one-half by Gasco. Upon resolution of a dispute (whether by agreement of the parties or by the accounting firm) appropriate payments shall promptly be made to reflect such resolution.

(d) Any amounts due under this Agreement which are not paid when due shall bear interest at a rate equal to the rate, as in effect from time to time, applicable to underpayment

Tax Sharing Agreement

of Federal Income Tax, plus one percentage point. In addition, if, as a result of Gasco’s failure to make any payments when due under this Agreement, or other failure to comply with the terms of this Agreement, Parent incurs any penalty or addition to tax, Gasco shall promptly reimburse Parent for such penalty or addition to tax.

8. Indemnification

Provided that Gasco has fully complied with all of its obligations under this Agreement, Parent agrees to indemnify and hold harmless Gasco from and against any Federal Income Tax and any State Income Tax liability in excess of amounts which Gasco is required to pay under this Agreement. Parent agrees to indemnify and hold harmless Gasco, and Gasco agrees to indemnify and hold harmless Parent and each other member of the Group from and against any damages arising from any breach by Parent or Gasco of their respective obligations under this Agreement.

9. Years to Which This Agreement Applies

This Agreement shall apply to taxable years ending on or after the date hereof. Any taxable year of Gasco prior to the years to which this Agreement applies is referred to herein as a “Pre-Agreement Year.”

10. Redetermination of Tax Liability

(a) In the event the Internal Revenue Service or any state or commonwealth seeks to redetermine the Group’s consolidated Federal Income Tax or State Income Tax liability (as applicable) for a taxable year, Parent shall have, except as provided in Section 10(b) below, complete control of any examination or other proceeding with respect to such redetermination (including, without limitation, whether to contest any proposed adjustment, and the form in which any such contest shall be adjudicated. Gasco shall assist and cooperate with Parent during the course of any proceedings related to a proposed redetermination or contest thereof.

(b) Parent shall give Gasco notice of and consult with Gasco with respect to any issues relating to items of income, gain, loss, deduction or credit of Gasco (“Gasco Items”). Notwithstanding the provisions of Section 10(a), Parent shall delegate to Gasco full responsibility for conducting an examination or other proceeding, or the portions of an examination or other proceeding, which relate solely to Gasco’s tax liability. Parent shall not settle or otherwise compromise any Gasco Item that would result in additional liability for Gasco under this Agreement without the written consent of Gasco, which consent shall not be unreasonably withheld.

(c) In the event Parent, in its sole discretion, decides to contest any proposed redetermination of any Gasco Item by paying additional tax and seeking a refund, Parent shall so notify Gasco, and, within 5 days of such notice, Gasco shall pay to Parent an amount equal to the amount by which Gasco’s Stand-Alone Tax Liability would be increased if such Gasco items were determined adversely.

(d) Gasco shall reimburse Parent for all reasonable out-of-pocket expenses €(including, without limitation, legal, consulting and accounting fees) in the course of proceedings described in this Section 10 to the extent such expenses are reasonably attributable to Gasco Items.

Tax Sharing Agreement

(e) To the extent that any audit, litigation or claim for refund with respect to a Group Consolidated Return results in an additional payment of tax (including a payment of tax made preliminary to commencing a refund claim or litigation) or a refund of tax (any such additional payment or refund, an “Adjustment”) relating to the treatment of a Gasco Item for an Agreement Year, Gasco’s Stand-Alone Tax Liability for such year shall be recalculated to reflect such adjustment. Within 5 days after any such Adjustment, Gasco or Parent, as appropriate, shall make additional payments or refund payments to the other party reflecting such Adjustment, plus interest pursuant to Section 7(d) of this Agreement, calculated as if payments by and to Gasco pursuant to Sections 5 and 6 of this Agreement and this Section 10 were payments and refunds of Federal Income Taxes or State Income Taxes. Gasco shall further pay to Parent the amount of any penalties or additions to tax incurred by the Group as a result of an adjustment to any Gasco Item for an Agreement Year.

11. Document Retention, Access to Records and Use of Personnel

Until the expiration of the relevant statute of limitations (including extensions), Gasco and Parent shall (i) retain records, documents, accounting data, computer data and other information (collectively, the “Records”) necessary for the preparation, filing, review, audit or defense of all tax returns relevant to an obligation, right or liability of either party under the Agreement; and (ii) give Parent or Gasco, as the case may be, reasonable access to such Records held by the other party and to its personnel (insuring their cooperation) and premises to the extent relevant to an obligation, right or liability of either party under this Agreement. Prior to disposing of any such Records, Parent and Gasco, as the case may be, shall notify the other party in writing of such intention and afford the other party the opportunity to take possession or make copies of such Records at its discretion and expense.

12. Application to Gasco Subgroup

If, for any taxable year, there exists a Gasco Subgroup, such Gasco Subgroup shall be treated as a single corporation insofar as its rights and obligations vis á vis Parent are concerned. Accordingly, for a year in which a Gasco Subgroup exists, (i) all references herein to Gasco shall apply to the Gasco Subgroup, (ii) the computation of Gasco’s Stand-Alone Tax Liability under Section 5 shall be made as though all members of the Gasco Subgroup filed a consolidated Federal Income Tax or State Income Tax return (as applicable) which included only such members and for which Gasco was the common parent corporation, (iii) Gasco shall act as agent for all members of the Gasco Subgroup in dealing with Parent under this Agreement, and (iv) other appropriate adjustments shall be made to carry out the purposes of this Section 12.

13. Deconsolidation

In the event Gasco ceases, for any reason, to be a member of the Group (a “Deconsolidation”), the provisions of this Section 13 shall apply.

(a) Section 5 shall not apply to any Post-Deconsolidation Year. For purposes of applying Section 5 (including, without limitation, determining Gasco’s stand-alone tax liability), Gasco’s taxable year shall be deemed to have closed on the date of the Deconsolidation (notwithstanding that such year would not have closed on such date had Gasco filed a separate Federal Income Tax or State Income Tax return), and any period following such Deconsolidation shall be a Post-Deconsolidation Year.

Tax Sharing Agreement

(b) Section 4 shall apply only with respect to years to which Section 5 applies. In addition, with respect to years following a Deconsolidation, each party shall reasonably cooperate with the other, including providing information, materials and documents, to the extent such party is in possession of information, materials or documents relevant to the administration of taxes imposed on the other party.

(c) Section 6 shall not apply following a Deconsolidation. Gasco hereby covenants that it will elect (pursuant to Section 172(b)(3) of the Code and, to the extent feasible, any corresponding or similar provision of state, local or foreign law) to relinquish any right to carry back net operating losses from any Post-Deconsolidation Year to any year which is not a Post-Deconsolidation Year.

(d) Section 10 shall not apply to any Post-Deconsolidation Year. In the event of a tax examination (or other administrative or judicial proceeding) with respect to a Post-Deconsolidation Year, Gasco shall not settle or compromise any item in a manner which would affect the liability of either party to the other under paragraph (d) of this Section 13 without the consent of Parent (which consent shall not be unreasonably withheld).

(e) The parties hereto acknowledge that it is possible that, at some time in the future, Parent may decide to distribute the stock of Gasco which it owns (directly or indirectly) to its shareholders in a transaction which is intended to qualify under Section 355 of the Code (a “Spin-Off”). Gasco covenants that it will not, without Parent’s consent, take any action which would adversely affect the ability to effect a Spin-Off, and further covenants that, in the event Parent so decides, it will cooperate with Parent in effecting the Spin-Off (including any internal restructuring in connection therewith). Without limitation of the foregoing, Gasco agrees that, if requested by Parent, it will (i) execute such documents, and make such representations, as are necessary to obtain an opinion of counsel (or, in Parent’s discretion, a private letter ruling) that the Spin-Off will be described in Section 355 of the code, (ii) enter into agreements in connection with such Spin-Off, including, without limitation, agreements which would (x) restrict the ability of Gasco to take any action which would result in (x) the Spin-Off failing to qualify under Section 355 of the Code, (y) restrict the ability of Gasco to take any action which would result in recognition of gain pursuant to Section 355(e) of the Code, and/or (z) require Gasco to indemnify Parent or other Group members if the Spin-Off does not so qualify or results in recognition of gain pursuant to Section 355(e) of the Code as a result of Gasco’s actions or in connection with certain acquisitions of Gasco or its capital stock by third parties, and (iii) and take any other actions reasonably requested by Parent in connection with such Spin-Off.

14. Confidentiality

Each of the parties hereto shall hold, and cause its directors, officers, employees, advisors, and consultants to hold, in strict confidence all information, materials or documents concerning the other party furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault or such party or (2) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished. Neither party shall release or disclose such information to any other Person, except (i) to its directors, officer, employees, auditors, attorneys, financial advisors, bankers or other consultants who shall be advised of and

Tax Sharing Agreement

agree to be bound by the provisions of this Section 14, (ii) if compelled to disclose by judicial or administrative process or, in the opinion of its counsel by other requirements of law, or (iii) in connection with a tax examination or other administrative or judicial proceeding in connection with the determination of taxes.

15. Term

Except as provided in Section 13, this Agreement shall continue in full force and effect until such time as each of Parent and Gasco agree to terminate it.

16. Prior Understandings; Incorporation by Reference

This Agreement supersedes all prior understandings and agreements, whether written or oral, between the Parent and Gasco relating to the transactions provided for herein, including any prior confidentiality agreements and commitments. The Master Separation Agreement of even date herewith by and among Parent and Gasco and various subsidiaries of each (the “Master Separation Agreement”) and the other Ancillary Agreements (as defined in the Master Separation Agreement) are incorporated by reference herein; provided, however, that to the extent that there is any conflict between the terms of this Agreement and the Master Separation Agreement or other Ancillary Agreements, the terms of this Agreement shall control with respect to matters set forth herein.

17. Governing Law

The internal laws of the Commonwealth of Pennsylvania (without reference to its principles of conflicts of law) shall govern the construction, interpretation and other matters arising out of or in connection with this Agreement.

18. Notices

Each party giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 18: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement only if given as provided in this Section 18 and will be deemed given on the date that the intended addressee actually receives the notice.

If to Parent:

CONSOL Energy Inc.

1800 Washington Road

Pittsburgh, PA 15241

Attention: William Lyons, Chief Financial Officer

Facsimile:

Tax Sharing Agreement

If to Gasco:

CNX Gas Corporation

1800 Washington Road

Pittsburgh, PA 15241

Attention: Gary Bench, Chief Financial Officer

Facsimile:

19. Binding Effect and Assignment

This Agreement binds and benefits the parties and their respective successors and assigns. Neither party may assign any of its rights or delegate any of its obligations under this Agreement without the written consent of the other party which consent may be withheld in such party’s sole and absolute discretion and any assignment or attempted assignment in violation of the foregoing will be null and void.

20. Severability

If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement, shall remain in full force.

21. Counterparts

The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. The signatures of the parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

22. Amendment

The parties may amend this Agreement only by a written agreement signed by each of Parent and Gasco and that identifies itself as an amendment to this Agreement.

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Execution Copy

IN WITNESS WHEREOF, the parties hereto have executed this Tax Sharing Agreement the day and year first above written.

Attest:	CONSOL ENERGY INC.

/s/ Paige M. Greene	By:	/s/ William J. Lyons
Paige M. Greene, Assistant Secretary	Name:	William J. Lyons
	Title:	Executive Vice President and Chief Financial Officer

Attest:	CNX GAS CORPORATION

/s/ Gary J. Bench	By:	/s/ Ronald E. Smith
Gary J. Bench, Secretary	Name:	Ronald E. Smith
	Title:	Chief Operating Officer